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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person

     McLaughlin, Stephen
     650 E. Elkcam Circle
     Marco Island, FL 34146
     USA
2. Issuer Name and Ticker or Trading Symbol
     Citizens Community Bancorp, Inc.
     CCBI
3. IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####
4. Statement for Month/Year
     12/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

     V.P. and Secretary/Treasurer
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
___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
____________________________________________________________________________|___________________|__________________________________|
Common Stock -                                                              |                   |                                  |
  par value $.01(1)                                                         |      15,000       |                                  |
____________________________________________________________________________|___________________|__________________________________|
Common Stock -                                                              |                   |                                  |
  par value $.01(1)                                                         |       8,000       |                                  |
____________________________________________________________________________|___________________|__________________________________|
Common Stock -                                                              |                   |                                  |
  par value $.01(1)                                                         |      17,000       |                                  |
____________________________________________________________________________|___________________|__________________________________|
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Warrants (1)            |$4.50   |     |    |           |   |     |     |            |       |       |7,500       |   |            |
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants (1)            |$4.50   |     |    |           |   |     |     |            |       |       |4,000       |   |            |
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants (1)            |$4.50   |     |    |           |   |     |     |            |       |       |8,500       |   |            |
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Options (1)             |$4.50   |     |    |           |   |     |     |                    |   --  |10,000      |   |            |
                        |        |     |    |           |   |     |     |                    |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Options (2)             |$5.00   |5/20/|  A |   2,000   |   |5/21/|5/20/|Common Stock  2,000 |   --  |2,000       | D |            |
                        |        |1997 |    |           |   | 1998| 2007|Par Value $.01      |       |            |   |            |
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Options (2)             |$5.00   |5/20/|  A |   2,000   |   |5/21/|5/20/|Common Stock  2,000 |   --  |2,000       | D |            |
                        |        |1997 |    |           |   | 1999| 2007|Par Value $.01      |       |            |   |            |
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Options (2)             |$5.00   |5/20/|  A |   2,000   |   |5/21/|5/20/|Common Stock  2,000 |   --  |2,000       | D |            |
                        |        |1997 |    |           |   | 2000| 2007|Par Value $.01      |       |            |   |            |
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Options (2)             |$5.00   |5/20/|  A |   2,000   |   |5/21/|5/20/|Common Stock  2,000 |   --  |2,000       | D |            |
                        |        |1997 |    |           |   | 2001| 2007|Par Value $.01      |       |            |   |            |
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Options (2)             |$5.00   |5/20/|  A |   2,000   |   |5/21/|5/20/|Common Stock  2,000 |   --  |2,000       | D |            |
                        |        |1997 |    |           |   | 2002| 2007|Par Value $.01      |       |            |   |            |
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___________________________________________________________________________________________________________________________________|
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Explanation of Responses:

(1) Previously reported on Form 3. Shares and exercise prices adjusted to reflect two-for-one stock split on 12/15/97.

(2) Shares and exercise prices adjusted to reflect two-for-one stock split on 12/15/97.


                                  /S/ Stephen A. McLaughlin              2/10/98
                                   --------------------------------      -------
                                   ** Signature of Reporting Person        Date